Exhibit 16.1


August 19, 2003


Office of the Chief Accountant
SECPS Letter File
Mail Stop 1103
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Re:      Life Petroleum, Inc.
         Commission File No. 0-33041


We were previously the principal accountants Life Petroleum, Inc. and under the date of April 28, 2003, we reported on the financial statements of Life Petroleum, Inc. as of December 31, 2002 and 2001. On August 19, 2003, we were dismissed as principal accountant. We have read Life Petroleum, Inc.'s statements included in paragraphs 1, 2, and 4 of Item 4 included in the Form 8-K dated August 19, 2003 of Life Petroleum, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein except that we are not in a position to agree or disagree with the following statements:


         1. Paragraph one (1) wording "to retain Scharf Pera & Co. PLLC as its independent auditor" and

         2.       All other statements in the Form 8-K.


Very truly yours, SALBERG & COMPANY, P.A.

/s/ Scott D. Salberg

Scott D. Salberg, CPA, CVA
For the Firm